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                                                                       EXHIBIT 2

                 [LETTERHEAD OF NORTHROP GRUMMAN CORPORATION]

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
NORTHROP GRUMMAN ADOPTS
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SHAREHOLDER RIGHTS PLAN
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     LOS ANGELES -- Sept. 22, 1998 -- Northrop Grumman Corporation today announced that its Board of Directors has adopted a shareholder rights plan to replace the company's current plan, which expires Oct. 2, 1998.

     The terms of the new plan are substantially similar to those in the company's existing plan. The exercise price for rights under the new plan is $250, and the plan will expire on Oct. 31, 2008.

     The distribution of rights will be made to common shareholders of record on Oct. 2, 1998, and shares of common stock newly issued after that date also will carry rights. The rights distribution is not taxable to shareholders.

     As of Sept. 21, 1998, Northrop Grumman had 68,815,497 shares outstanding.

     Northrop Grumman Corporation, headquartered in Los Angeles, is a leading designer, systems integrator and manufacturer of military surveillance and combat aircraft, defense electronics and systems, airspace management systems, information systems, marine systems, precision weapons, space systems, and commercial and military aerostructures.

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Contact: Jim Hart (media)                                                 098-89
         (310) 201-3458

         Gaston Kent (investors)
         (310) 201-3423